Exhibit 99.1

THE READER’S DIGEST ASSOCIATION, INC. ANNOUNCES SALE OF ITS LIFESTYLE AND ENTERTAINMENT DIRECT BUSINESS TO MOSAIC MEDIA INVESTMENT PARTNERS

Sale Marks Important Milestone in RDA’s Strategy to Focus on Core Business

NEW YORK, N.Y., July 2, 2012 – The Reader’s Digest Association, Inc., (“RDA”), the global multi-brand and multi-platform media and direct marketing company, today announced the sale of substantially all of its Lifestyle and Entertainment Direct business to Mosaic Media Investment Partners LLC.

The sale will better enable RDA to focus on its stated strategy of simplifying the organization’s structure to drive greater profitability and growth in the Company’s two core media and direct marketing businesses.

The sale includes Direct Holdings Americas, Saguaro Road Records and many of the assets of Direct Entertainment Media Group. The sale proceeds were not material.

About The Reader's Digest Association, Inc.

Reader’s Digest Association is a global media and direct marketing company that educates, entertains and connects more than 140 million consumers around the world with products and services from trusted brands. With offices in 44 countries, the company reaches customers in 78 countries, publishes 75 magazines, including 49 editions of Reader's Digest, the world's largest-circulation magazine, operates 62 branded websites and sells 30 million books, music and video products across the world each year. Further information about the company can be found at www.rda.com.

For further information contact:

For investor inquiries:	For media inquiries:
The Reader’s Digest Association	The Reader’s Digest Association
Bryan Berndt	David Press
Tel: 646.293.6054	Tel: 646.747.0098

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